EXHIBIT 10.7
[Director - Employee]

THIS DOCUMENT CONSTITUTES PART OF THE SECTION 10(a) PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
Franklin Electric Co., Inc. 2012 Stock Plan
Performance Stock Unit Award Agreement

The employee identified below has been selected to be a Participant in the Franklin Electric Co., Inc. 2012 Stock Plan (the “Plan”), and has been granted a Performance Stock Unit (“PSU”) Award (the “Award”) as outlined below:
Participant:
Date of Award:
Number of PSUs Subject to Award:         *
End of Performance Period:

* The target number of PSUs subject to Award has been adjusted pursuant to Section 4.3 of the Plan to reflect the 2-for-1 stock dividend that was paid on March 18, 2013 to persons who held the Company's common stock as of March 4, 2013 (the record date).
________________________

This Performance Stock Unit Award Agreement (this “Agreement”), effective as of the Date of Award set forth above, is between Franklin Electric Co., Inc., an Indiana corporation (the “Company”), and the Participant named above. The parties hereto agree as follows:
The Plan provides a complete description of the terms and conditions governing the Award. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan's terms shall govern. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. A copy of the Plan is attached hereto and the terms of the Plan are hereby incorporated by reference.

1.
Grant of PSUs. The Company hereby grants to the Participant the Award of PSUs. A PSU is the right, subject to the terms and conditions of the Plan and this Agreement, to receive a distribution of a share of Common Stock for each PSU as described in Section 7 of this Agreement.

2.
Acceptance by Participant. The receipt of the Award is conditioned upon the acceptance of this Agreement by the Participant. The Participant must accept this Award and Agreement on the EASi website (www.easiadmin.com/sys/login.aspx) within 60 days after receipt of the Award notification from EASi.

3.	PSU Account. The Company shall maintain an Account (“PSU Account”) on its books in the name of the Participant which shall reflect the number of PSUs awarded to the Participant.

4.
Dividend Equivalents. Upon the payment of any dividends on Common Stock occurring during the period preceding the date the PSUs are settled in Common Stock and distributed to the Participant as described in Section 8, the Company shall credit the Participant's PSU Account with an amount equal in value to the dividends that the Participant would have received had the Participant been the actual owner of the number of shares of Common Stock represented by the PSUs in the Participant's

PSU Account on that date. Such amounts shall be paid to the Participant in cash at the time and to the extent the PSUs are distributed to the Participant. Any dividend equivalents relating to PSUs that are forfeited shall also be forfeited.

5.	Vesting.

(a)
Except as described below, the Participant shall become vested in his Award on the last day of the Performance Period if he remains in continuous employment with the Company or a subsidiary until such date.

(b)
If prior to the last day of the Performance Period the Participant's employment with the Company and all subsidiaries terminates due to the Participant's death, disability or retirement, and the Participant's service on the Board does not continue thereafter, the Award shall remain outstanding and after the end of the Performance Period shall be adjusted as described in Section 7. The Participant shall vest in a number of PSUs subject to the Award as adjusted, determined by multiplying the number of adjusted PSUs by a fraction, the numerator of which is the number of full months that elapsed from the first day of the Performance Period to the date of termination of employment and the denominator of which is the number of full months in the Performance Period.

(c)
If prior to the end of the Performance Period the Participant's employment with the Company and all subsidiaries terminates for any reason and the Participant's service on the Board continues thereafter, the Participant shall continue to vest in his Award as if he had continued in employment. If the Participant's service on the Board subsequently terminates prior to the end of the Performance Period for any reason other than for cause (as determined by the remaining Board members in their sole discretion), the Award shall adjust and vest as described in Section 5(b), with the numerator of the fraction including full months of employment with the Company and service on the Board.

(d)
If prior to the last day of the Performance Period there is a Change in Control of the Company, the Participant's Award shall immediately vest as of such date and shall not be subject to the adjustment described in Section 7.

(e)	Any PSUs that do not vest as described above upon the Participant's termination of employment or termination of service on the Board shall be forfeited to the Company.

(f)
For purposes of this Section 5: (i) “disability” (A) while the Participant is employed, has the meaning, and will be determined, as set forth in the Company's long term disability program in which the Participant participates, and (B) while the Participant is a Non-Employee Director means the inability of the Participant to engage in any substantial mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months; and (ii) “retirement” means the Participant's termination from employment with the Company and all subsidiaries without cause (as determined by the Committee in its sole discretion) when the Participant is 65 or older or 55 or older with 10 years of service with the Company and its subsidiaries.

6.
Forfeiture. The Award shall be forfeited to the Company upon the Participant's termination of employment with the Company and all subsidiaries for any reason other than the Participant's death, disability or retirement (as described in Section 5 above) that occurs prior to the last day of the

Performance Period. The foregoing provisions of this Section 6 shall be subject to the provisions of any written employment, severance or similar agreement that has been or may be executed by the Participant and the Company, and the provisions in such agreement concerning the vesting of the Award shall supersede any inconsistent or contrary provision of this Section 6.

7.
Adjustment of PSUs. The number of PSUs subject to the Award as described in the Award letter shall be adjusted by the Committee after the end of the Performance Period based on the level of achievement of the previously established performance goal, as described on Exhibit A attached hereto. Any Award that vests in accordance with Section 5(d) prior to the end of the Performance Period shall not be adjusted pursuant to this Section 7.

8.
Settlement of Award. If the Participant becomes vested in his Award in accordance with Section 5, the Company shall distribute to him, or his personal representative, beneficiary or estate, as applicable, a number of shares of Common Stock equal to the number of vested PSUs subject to the Award, as adjusted in accordance with Section 7, if applicable. Such shares shall be delivered as soon as practicable after the Committee determines the level of achievement of the performance goal, but no later than May 1 following the end of the Performance Period, or, in the case of an Award that vests in accordance with Section 5(d), within 30 days following the date of vesting.

9.
Confidentiality and Non-Compete Agreement. Notwithstanding any other provision of this Agreement, in the event the Committee determines that the Participant has breached any provision of the Confidentiality and Non-Compete Agreement in effect between the Participant and the Company, (a) to the extent not vested, the Award shall be forfeited by written notice from the Committee and (b) to the extent the Award has vested, the Participant shall, within 30 days of receipt of such written notice from the Committee, remit to the Company either (i) a number of shares of Common Stock previously received in connection with the vesting of the Award (determined prior to any withholding of any applicable taxes), or (ii) a cash payment equal to the number of such shares previously received, multiplied by the closing price of the Common Stock on the date the Award vested. The Company shall be entitled, as permitted by applicable law, to deduct the amount of such payment from any amounts the Company may owe to the Participant.

10.
Withholding Taxes. If applicable, the Participant shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to the delivery of any shares of Common Stock. Payment of such taxes may be made by one or more of the following methods: (a) in cash, (b) in cash received from a broker-dealer to whom the Participant has submitted a notice and irrevocable instructions to deliver to the Company proceeds from the sale of a portion of the shares subject to the Award, (c) by delivery to the Company of other Common Stock owned by the Participant that is acceptable to the Company, valued at its then fair market value, and/or (d) by directing the Company to withhold such number of shares of Common Stock otherwise issuable in connection with the Award with a fair market value equal to the amount of tax to be withheld.

11.
Rights as Shareholder. The Participant shall not be entitled to any of the rights of a shareholder of the Company with respect to the Award, including the right to vote such shares and to receive dividends and any other distributions, until and to the extent the Award is settled in shares of Common Stock.

12.
Share Delivery. Delivery of any shares in connection with settlement of the Award will be by book-entry credit to an account in the Participant's name established by the Company with the Company's transfer agent, or upon written request from the Participant (or his personal representative, beneficiary or estate, as the case may be) in certificates in the name of the Participant (or his personal representative, beneficiary or estate).

13.
Award Not Transferable. The Award may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order. The Award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Award, other than in accordance with its terms, shall be void and of no effect.

14.
Administration. The Award shall be administered in accordance with such administrative regulations as the Committee shall from time to time adopt. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

15.	Governing Law. This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Indiana.

* * *
By accepting this Agreement, the Participant agrees to be bound by the terms hereof.

EXHIBIT A

Franklin Electric Co., Inc. 2012 Stock Plan
Performance Stock Unit Agreement

2013 Performance Stock Unit Goal

After the end of the three-year Performance Period (January 2, 2016), the target number of PSUs subject to the Award will be multiplied by the Percentage Payout Factor set forth below, which is based on the Company's aggregate change in consolidated operating income (adjusted for non-recurring items as described in the Company's quarterly earnings releases) for the three-year Performance Period relative to the aggregate change in the three-year consolidated operating income reported by the companies in the S&P Small Cap 600® Industrials Index as of January 1, 2013 (adjusted for non-recurring items listed on the companies' income statements) for the Performance Period (or fiscal years ending in the Performance Period).

Performance Level	Aggregate Change in Operating Income Relative to Aggregate Change in Index Operating Income	Percentage Payout Factor
Below Threshold	<75%	—%
Threshold	75%	50%
Target	100%	100%
Maximum	125%	200%

Performance between threshold and target and target and maximum will be adjusted based on straight-line interpolation.